3.4

                   AMENDMENT TO THE ARTICLES OF INCORPORATION

                             ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                     PELICAN PROPERTIES, INTERNATIONAL CORP.
                              A Florida Corporation

     Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned as President and Secretary of Pelican Properties, International Corp., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida, does hereby certify that pursuant to Written Consent of the sole Director and Majority Shareholder of the Corporation on August 15, 1995 the sole Director and such holder approved the amendments to the Corporation's Articles of Incorporation as follows:

         "Article 6: The shareholders shall have no preemptive rights."; and

         "Article 9: This Corporation expressly elects not to be governed by
         Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions."

     The number of votes cast by the majority holder of the Common Stock in favor of amending the Corporation's Articles of Incorporation as provided for herein was sufficient for approval.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation on August 17, 1995 to be effective upon the date of filing hereof.


                                             /s/ Rene Gomez
                                             ----------------------------------
                                             Rene Gomez, President